Exhibit 99.1

Ur-Energy Reports Third Quarter 2026 Results

Ramp up proceeding with year-over-year 67% increase in sales and 26% increase in captured pounds

Casper, Wyoming, November 9, 2026 – Ur-Energy Inc. (NYSE American:URG) (TSX:URE) (“Ur-Energy” or the “Company”), America’s largest and fastest-growing domestic ISR uranium producer, is pleased to announce its financial and operating results, along with exploration and development highlights, for the third quarter ended September 30, 2026.

Financial and Operating Highlights

◾	Significantly Increased Year Over Year Sales: Sales for the third quarter under contracted deliveries totaled 190,000 pounds of U₃O₈ for $12.3 million in product sales revenue; pounds sold year-over-year through three quarters were 67.3% higher in 2026 than in 2025.
◾	Increased Pounds Captured: Captured pounds of U₃O₈ increased 26.4% year-over-year through three quarters from 2025 to 2026.
◾	Continued Low-Cost Production: The cash cost per produced pound of U₃O₈ sold during the quarter remained low at $40.40, virtually the same as $40.20 for the second quarter of 2026.
◾	Ending Inventory: Ended the third quarter with 233,378 pounds of finished inventory at the conversion facility. Total inventory decreased from the second quarter by 13.2% while in process and plant inventory increased from 19,496 pounds to 85,708 pounds including inventory adjustments.
◾	Pounds Drummed: Pounds drummed of U₃O₈ was 25.8% lower than the second quarter as the Company works to complete planned feed and wastewater treatment upgrades at Lost Creek and begins to accelerate ramp up the new Shirley Basin mine. Pounds drummed grew year-over-year through three quarters by 18% from 2025 to 2026.

Matt Gili, President & CEO of Ur-Energy, stated, “Ur-Energy has had another busy and productive quarter. Ramp up at our processing hub and both mines continues to proceed, with a large year-over-year increase in captured pounds. It’s also important to add that production costs have remained low throughout the period, and we sold significantly more pounds through three quarters in 2026 than in 2025. We are also accelerating our multi-asset growth strategy. Notably, this includes a 120-hole near mine and regional exploration program at Lost Creek South, and the final phase of a technical report for Lost Soldier, which sits just seventeen miles from the Lost Creek hub.”

Exploration and Development Highlights

◾	Accelerated Near-Mine Exploration: Commenced a 120-hole (~84,000 ft.) exploration drill program at Lost Creek South in October 2026. Lost Creek South is part of the larger Lost Creek property – a 55-square-mile land package that hosts the Company’s flagship mine and processing hub. The drill program will test a series of high-priority areas along seven miles of composite trend for possible near mine expansion as well as regional targets with strong potential for hosting a new resource.
◾	Potential New Satellite Mine: Progressed a technical report expected by year-end 2026 at Lost Soldier in anticipation of potential permitting as a satellite mine feeding the Lost Creek processing hub.
◾	Launched Full Operations and Began Ramp Up at Shirley Basin: Made first shipments of U₃O₈ captured at Shirley Basin; commenced ramp up towards commercial production.
◾	Continued Optimization of Operations at Lost Creek: Brought sand filtration system online to increase flow rates, while managing wastewater capacity until completion of the wastewater treatment facility currently under construction. Commenced wellfield development and submitted package for regulatory approval for a new mine unit.

Summary of Selected Third Quarter Results

	Q3 2026	Q2 2026	Q3 2025	% Variance Q3 2026 to
				Q2 2026[3]	Q3 2025[3]

Pounds Captured	154,667	105,016	89,267	47.3%	73.3%
Pounds Drummed	104,586	140,873	93,523	-25.8%	11.8%
Pounds Shipped	75,087	149,747	70,190	-49.9%	7.0%
Pounds Sold[1]	190,000	215,000	110,000	-11.6%	72.7%
Conversion Facility Inventory	233,378	348,292	278,150	-33.0%	-16.1%
In-Process & Plant Inventory	85,708	19,496	70,179	339.6%	22.1%
Average Sales Price	$64.95	$66.85	$57.48	-2.8%	13.0%
Cash Cost Per Pound Sold[2]	$40.40	$40.20	NA	0.5%	NA
1.	All sales were under long-term contracts.
2.	Produced pounds only; includes ad valorem and severance taxes but excludes non-cash costs.
3.	Percentages may not recalculate precisely due to rounding.

Summary of Selected Year to Date Results

	2026[1]	2025[1]	Variance	% Variance[4]

Pounds Captured	369,997	292,716	77,281	26.4%
Pounds Drummed	341,058	288,622	52,436	18.2%
Pounds Shipped	328,790	281,807	46,983	16.7%
Pounds Sold[2]	460,000	275,000	185,000	67.3%
Average Sales Price	$66.56	$60.91	$5.65	9.3%
Cash Cost Per Pound Sold[3]	$39.56	$42.83	-$3.27	-7.6%
1.	Year to date through three quarters.
2.	All sales were under long-term contracts.
3.	Produced pounds only; includes ad valorem and severance taxes but excludes non-cash costs.
4.	Percentages may not recalculate precisely due to rounding.

Executing Ur-Energy’s District Growth Strategy

Lost Creek South: Totaling approximately 16-square miles immediately adjacent to the Lost Creek operation, Lost Creek South has clear potential as a low-cost, near-mine expansion opportunity. Since the end of the third quarter, the Company commenced a 120-hole (~84,000 ft.) exploration drill program at Lost Creek South. The drill program will test a series of high-priority areas along seven miles of composite trend for possible near mine expansion as well as regional targets with strong potential for hosting a new resource.

Lost Soldier: With approximately 4,000 historic drill holes and related data indicating mineralization, and close proximity to the Company’s Lost Creek operation, Lost Soldier has superb potential as a satellite operation. During the third quarter, the Company completed the third of three planned aquifer tests and continued to advance a technical report expected by year-end 2026, with a construction decision to follow.

North Hadsell: The Company drilled 33 wide-spaced holes totaling approximately 33,800 feet in the first quarter of 2026, with 13 holes hitting mineralization that closely resembles that of Lost Creek. During the third quarter, the Company completed all surface reclamation of drill holes. Planning is underway to follow up this highly successful program.

Lost Creek Optimizing Flow Rates and Beginning Move to New Mine Unit

Including pounds captured at Shirley Basin, the Company captured 154,667 pounds of U₃O₈ during the third quarter, an increase of 47% compared to the second quarter and 73% compared to the third quarter of 2025. During the first three quarters of 2026, the Company captured 369,997 pounds, nearly equaling the total pounds captured in all of 2025.

At Lost Creek, Ur-Energy’s flagship uranium ISR mining project, the Company drummed 104,586 pounds of U₃O₈ during the third quarter, a decrease of 25.8% compared to the second quarter, and an increase of 11.8% over the third quarter of 2025. During the first three quarters of 2026, the Company drummed 341,058 pounds, a year-over-year increase of 18.2%.

A sand filtration system was brought online in July at Lost Creek to increase flow rates while a new wastewater treatment facility is being constructed. The new facility is expected to be in operation in the second quarter of 2027 and is expected to fully optimize wastewater capacity. The temporary sand filtration system has been effective in decreasing fine particles from the wellfield and increasing flow rates and, since the end of the quarter, the Company has implemented process and other measures to better manage wastewater while advancing the permanent facility to completion. Since the end of the quarter, the Company also completed maintenance of the elution and ion exchange (“IX”) systems at the Lost Creek plant to increase processing and drumming of pounds of U3O8.

To increase average grades beyond production from the third quarter, the Company commenced well installations and wellfield construction in Mine Unit 5 (“MU5”) and submitted the regulatory approval package for the first phase of MU5. The Company expects to receive approval to commence production operations in MU5 in the first quarter of 2027.

Shirley Basin Starts Full Operations and Ramp Up

In August 2026, the Company made its first shipment from its Shirley Basin mine to Lost Creek for processing, marking the start of full operations at Shirley Basin and Ur-Energy’s transition to a multi-asset, domestic U.S. uranium producer. While Shirley Basin is permitted as a second production and processing hub operation to maximize future optionality in the emerging Great Divide Basin uranium district, it is currently operated as a spoke of the Lost Creek hub to optimize capital efficiency.

The Company captured 25,330 pounds of U₃O₈ at Shirley Basin to build base in-circuit inventory during the second and third quarters of 2026, including 14,697 pounds during the third quarter. The Company shipped 9,379 pounds from Shirley Basin to Lost Creek for processing during the quarter. Production activity at Shirley Basin during the quarter was limited to a small area of the first mine unit, consisting of 158 injection and production wells, to improve operating parameters associated with the early ramp up and optimization of ISR operations at the newly commissioned mine. In addition, production from Shirley Basin that could be processed at Lost Creek was limited while the Company completed optimization of the transfer system and maintenance of the elution and IX systems at the Lost Creek plant discussed above.

To further the ramp up of production from the wellfield, the Company expects to complete improvements to the wells in the first two header houses in the near term, and bring additional header houses online throughout the fourth quarter of 2026 and 2027. The Company continues to optimize lixiviant chemistry, and subsequent to the end of the quarter, has seen positive results.

Sales and Inventory

During the third quarter, the Company sold 190,000 pounds of U₃O₈ under contracts with a combination of fixed and market pricing. The average price during the quarter was $64.95 per pound for product sales revenues of $12.3 million. During the first three quarters of 2026, the Company sold 460,000 pounds of U₃O₈, compared to 275,000 pounds through the first three quarters of 2025, a year-over-year increase of 67%.

At the end of the third quarter, the Company had 233,378 pounds of U₃O₈ of finished inventory at the conversion facility, compared to 348,292 at the end of the second quarter. The Company also had 85,708 pounds of in-process and plant inventory at the end of the third quarter.

During the third quarter, to maintain contract delivery commitments in line with ongoing production ramp up, the Company proactively entered into transactions to defer deliveries of 150,000 pounds to 2027 and 150,000 pounds to 2029, and extended the maturity date of its outstanding 250,000 pound inventory loan from November 2026 to November 2027. In October 2026, the Company entered into a transaction to defer deliveries of an additional 300,000 pounds from the fourth quarter of 2026 to 2029. Collectively, these deferral transactions provide additional time to advance ramp up at Lost Creek and Shirley Basin while enabling the Company to meet near-term delivery commitments from existing inventory and new production. In 2026, the Company expects to sell a total of 700,000 pounds of U₃O₈ at an average price of approximately $67.00 per pound for product sales revenues of approximately $46.9 million.

U3O8 Product Profit (Loss)

The following table provides information on the Company’s U3O8 product profit and loss:

	Unit	2025 Q4	2026 Q1	2026 Q2	2026 Q3	2026 YTD

U3O8 Product Sales
Produced	$000	10,428	3,904	10,692	592	15,188
Non-produced	$000	—	—	3,681	11,748	15,429
	$000	10,428	3,904	14,373	12,340	30,617

U3O8 Product Costs
Produced	$000	8,968	2,687	8,738	555	11,980
Non-produced	$000	—	—	3,587	12,754	16,341
	$000	8,968	2,687	12,325	13,309	28,321

U3O8 Product Profit (Loss)
Produced	$000	1,460	1,217	1,955	37	3,209
Non-produced	$000	—	—	94	(1,006)	(912)
	$000	1,460	1,217	2,049	(969)	2,297

U3O8 Pounds Sold
Produced	lb	165,000	55,000	165,000	10,000	230,000
Non-produced	lb	—	—	50,000	180,000	230,000
	lb	165,000	55,000	215,000	190,000	460,000

U3O8 Price per Pound Sold
Produced	$/lb	63.20	70.98	64.80	59.15	66.03
Non-produced	$/lb	—	—	73.62	65.27	67.08
	$/lb	63.20	70.98	66.85	64.95	66.56

U3O8 Cost per Pound Sold
Ad valorem and severance taxes	$/lb	4.24	3.84	4.44	4.30	4.29
Cash costs	$/lb	38.70	33.67	35.76	36.10	35.27
Non-cash costs	$/lb	11.41	11.34	12.76	15.10	12.52
Produced	$/lb	54.35	48.85	52.96	55.50	52.08
Non-produced	$/lb	—	—	71.74	70.87	71.06
	$/lb	54.35	48.85	57.32	70.06	61.57

U3O8 Profit (Loss) per Pound Sold
Cash costs	$/lb	24.50	37.31	29.04	23.05	30.76
Less ad valorem and severance taxes	$/lb	(4.24)	(3.84)	(4.44)	(4.30)	(4.29)
Less non-cash costs	$/lb	(11.41)	(11.34)	(12.76)	(15.10)	(12.52)
Produced	$/lb	8.85	22.13	11.84	3.65	13.95
Non-produced	$/lb	—	—	1.88	(5.60)	(3.98)
	$/lb	8.85	22.13	9.53	(5.11)	4.99

U3O8 Profit (Loss) Margin
Cash costs	%	38.8	52.6	44.8	39.0	46.6
Less ad valorem and severance taxes	%	(6.7)	(5.4)	(6.9)	(7.3)	(6.5)
Less non-cash costs	%	(18.1)	(16.0)	(19.6)	(25.5)	(19.0)
Produced	%	14.0	31.2	18.3	6.2	21.1
Non-produced	%	—	—	2.6	(8.6)	(5.9)
	%	14.0	31.2	14.3	(7.9)	7.5

U3O8 Production and Ending Inventory

The following tables provide information on the Company’s production and ending inventory of U3O8 pounds:

U3O8 Production	Unit	2025 Q4	2026 Q1	2026 Q2	2026 Q3	2026 YTD

Pounds captured	lb	78,177	110,314	105,016	154,667	369,997
Pounds drummed in	lb	121,818	95,599	140,873	104,586	341,058
Pounds shipped	lb	138,337	103,956	149,747	75,087	328,790
Non-produced pounds acquired	lb	100,000	—	—	—	—

U3O8 Ending Inventory	Unit	2025 Q4	2026 Q1	2026 Q2	2026 Q3

Pounds
In-process inventory	lb	17,203	26,794	12,430	49,200
Plant inventory	lb	24,295	15,939	7,066	36,508
Conversion inventory - produced	lb	124,591	177,231	158,292	223,378
Conversion inventory - non-produced	lb	240,000	240,000	190,000	10,000
	lb	406,089	459,964	367,788	319,086

Value
In-process inventory	$000	201	681	43	974
Plant inventory	$000	1,097	995	373	2,342
Conversion inventory - produced	$000	5,776	9,133	8,707	12,404
Conversion inventory - non-produced	$000	17,217	17,217	13,484	702
	$000	24,291	28,026	22,607	16,422

Cost per Pound
In-process inventory	$/lb	11.68	25.42	3.46	19.80

Plant inventory	$/lb	45.15	62.43	52.79	64.15

Conversion inventory:
Ad valorem and severance tax	$/lb	3.89	3.95	4.79	4.26
Cash cost	$/lb	31.89	35.52	35.69	36.09
Non-cash cost	$/lb	10.58	12.06	14.53	15.18
Conversion inventory - produced	$/lb	46.36	51.53	55.01	55.53
Conversion inventory - non-produced	$/lb	71.74	71.74	70.97	70.20
	$/lb	63.07	63.15	63.71	56.16

Conference Call and Webcast

Management will hold a conference call and audio webcast to discuss the quarterly highlights followed by a question-and-answer session with participants. The details are as follows:

Date:Tuesday, November 10, 2026

Time:11:00 a.m. Eastern Time

Webcast URL: https://www.webcaster5.com/Webcast/Page/2307/54788

To Join the Conference Call by Phone:

Toll Free: 877-545-0523
International: 973-528-0016
Access Code:865548

Conference Call Replay:

Toll Free: 877-481-4010
International: 919-882-2331
Replay Passcode:54788

About Ur-Energy

Ur-Energy is the largest and fastest-growing ISR uranium mining company in the United States. It owns and operates the Lost Creek ISR uranium processing facility and mine in south-central Wyoming, and the Shirley Basin ISR mine in central Wyoming, where full operations were launched in August 2026. The Company is also engaged in exploration and development activities at a selection of projects in the Great Divide Basin uranium district. Ur-Energy’s common shares trade on the NYSE American under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” The Company’s corporate headquarters is in Casper, Wyoming, and its registered office is in Ottawa, Ontario.

Contact Ur-Energy Investor Relations at:

Richard Matthews

Phone: +1 (604) 355-7179

Email: info@ur-energy.com

Financial Statements and Non-GAAP Measures

This press release should be read in conjunction with Ur-Energy’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2026, including the unaudited consolidated financial statements and associated Management’s Discussion and Analysis of Financial Condition and Results of Operation included therein, which is available on the Company’s website at www.ur-energy.com and under the Company’s issuer profile on EDGAR at www.sec.gov and SEDAR+ at www.sedarplus.ca.

The press release includes measures specific to U₃O₈ sales, product cost, product profit, pounds sold, price per pound sold, cost per pound sold, and product profit per pound sold. These measures do not have standardized meanings within U.S. GAAP or a defined basis of calculation. These measures are used by management to assess business performance and determine production and pricing strategies. They may also be used by certain investors to evaluate performance. The use of these performance measures is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP. The Company’s definitions of these measures may differ from other mining companies, and therefore may not be comparable. These non-GAAP measures should be read in conjunction with the Company’s consolidated financial statements for applicable periods.

Cautionary Statement Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., our ability and the expected or planned timing at Lost Creek to manage fine particles from the wellfield, optimize operation of the sand filtration system, manage wastewater, further optimize lixiviant chemistry, construct a wastewater treatment facility, and implement maintenance improvements and other initiatives to continue to ramp up and increase production; our ability and the expected or planned timing at Shirley Basin to optimize lixiviant chemistry and improve other operating parameters associated with the early ramp up and optimization of the newly commissioned mine, ramp up to commercial operations, complete remaining construction and commissioning of reverse osmosis and other wastewater systems, and to install wastewater treatment equipment; our ability to improve the transportation, transfer system, and processing of Shirley Basin production at Lost Creek; our ability and the expected or planned timing at both Lost Creek and Shirley Basin to execute our drilling plans, install and bring additional header houses online, and move into, commence wellfield construction in, and successfully produce in additional mine units; our ability to complete construction activities at Shirley Basin and Lost Creek within current cost projections;  the potential of Lost Creek South and other exploration targets throughout the Lost Creek Property (including the ability to expand resources); our ability and the expected or planned timing at Lost Soldier to complete baseline environmental studies or a new technical report and to make a development decision; expectations for our exploration programs, including Lost Soldier, North Hadsell, and Lost Creek South, including whether drilling programs will continue, further work will support preliminary interpretations, the resource potential will be adequate for in-situ recovery mining, we will commence or complete permitting, or the projects will be scalable or allow us to leverage existing infrastructure or operating expertise; our ability and the timing to apply for and obtain permits and authorizations and regulatory approvals for ongoing or new exploration, development, or operations; our ability to meet our commitments to sell and deliver product or meet sales projections, and our ability to defer deliveries or implement contingency plans if our production and inventory are not sufficient to meet such commitments; our ability to satisfy our inventory loan or convertible notes obligations; whether our cash resources will be sufficient for our capital requirements and operating costs without additional financing; and whether the Company’s revenue, sales prices, or production costs will increase or decrease) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic, and competitive risks, uncertainties, and contingencies. Generally, forward-looking statements can be identified by use of forward-looking terminology such as “plans,” “expects,” “does not expect,” “is expected,” “is likely,” “estimates,” “intends,” “anticipates,” “does not anticipate,” “believes,” or variations of the foregoing, or statements that certain actions, events or results “may,” “could,” “might” or “will” “be taken,” “occur,” “be achieved” or “have the potential to.” All statements, other than statements of historical fact, are considered to be forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore that is mined varying from estimates; production rates, methods, and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental, or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development; changes in governmental polices or market conditions; and other factors described in the public filings of the Company that are available at www.sec.gov and www.sedarplus.ca. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations, and opinions of management as of the date hereof, and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or changes in management’s beliefs, expectations, or opinions that occur in the future, except as required by applicable law.